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EXHIBIT 99.2

SELECT Therapeutics Inc. Returns to Focus On Core Programs

11/5/2001 9:56:00 AM

WOBURN, Mass., Nov 5, 2001 (BW HealthWire) -- SELECT Therapeutics, Inc. (XZL) ('SELECT' or the Company) today announced that it intends to return to its focus on the development of its core biopharmaceutical technology portfolio as part of its strategic realignment to a pharmaceutical development organization. As announced last week, the Company has terminated its joint venture with Cytomatrix, LLC. and will continue to seek corporate development partners and additional capital.

The Company believes that significant technical progress has been made on the development of its core technologies during the last year and that its position has strengthened through the addition of core senior management capable of leading and directing product development.

One of the core technologies that Select contributed to the joint venture was its novel vaccine technology which it believes will allow the development of more potent vaccines against infectious diseases and cancer. This platform technology for development of therapeutic and prophylactic vaccines (VeroVax(TM) and Activate(TM)) is being returned to SELECT.

Select is also developing the direct application of Verotoxin for use as a chemotherapeutic, and is contemplating an early clinical study of this agent in the treatment of brain cancer. In addition, the Company also retains its positions in a mucolytic agent for potential treatment of Cystic Fibrosis and in adult stem cells.

The Company currently has limited cash resources and is seeking additional funds from a number of sources in order to continue operations. By returning to a smaller organization, SELECT has significantly reduced its cash requirements in going forward. Management remains optimistic that, given the quality and current stage of the opportunities, the Company will be able to obtain the resources it requires to realize the value of its technologies. Robert Bender will serve as Chairman and Dr. Allan Green will provide a senior advisory role to the Company. The Company's Board is committed to supporting its new management team; Dr. Andrew Muir will continue to serve as President and CEO of SELECT. Dr. Douglas McNair will move from the position of Senior Vice President of Clinical and Regulatory Affairs to the newly created position of Senior Vice President of Research and Development. Both key members of SELECT's management team have had extensive operational experience in the development and delivery of FDA regulated products.

Certain of the statements contained in this news release may be considered forward-looking statements, including statements that shareholder value may be best protected

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by dividing CST development activities into separate companies, that both companies plan to cooperate in areas of mutual interest and may enter into appropriate collaborative agreements in the future as opportunities arise, that SELECT will seek partnering opportunities for applications of its vaccine development platforms, and that SELECT may realize significant value in the near term through tighter focus on product development. To the extent that any of the statements contained herein are forward-looking, such statements are based on current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, SELECT's need for and ability to obtain additional capital, the possible impairment of, or inability to obtain, intellectual property rights and the cost of obtaining such rights from third parties and dependence on third parties to research, develop, manufacture and sell any products developed.

CONTACT:  SELECT Therapeutics, Inc.
          Amy Tarbox, (781) 935-8263
          atarbox@selecttherapeutics.com